                                                                    EXHIBIT 10.1
--------------------------------------------------------------------------------

================================================================================
--------------------------------------------------------------------------------



                                CREDIT AGREEMENT

                           DATED AS OF AUGUST 8, 1995

                                    BETWEEN

                      ORCHARD SUPPLY HARDWARE CORPORATION

                                      AND

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION



================================================================================
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Section                                                     Page
1.  Definitions and Financial Requirements..................   1
    --------------------------------------
    1.1  Definitions........................................   1
         -----------
    1.2  Financial Requirements.............................  10
         ----------------------

2.  The Credit Facilities...................................  11
    ---------------------
    2.1  The Revolving Facility.............................  11
         ----------------------
    2.2  Advances Under the Revolving Facility..............  11
         -------------------------------------
    2.3  LIBOR Rate.........................................  11
         ----------
    2.4  Letters of Credit..................................  12
         -----------------
    2.5  Mandatory Payment..................................  14
         -----------------
    2.6  Early Termination..................................  14
         -----------------
3.  Fees and Expenses.......................................  15
    -----------------
    3.1  Unused Commitment Fee..............................  15
         ---------------------
    3.2  Waiver Fee.........................................  15
         ----------
    3.3  Expenses...........................................  15
         --------
4.  Collateral..............................................  16
    ----------

5.  Extensions of Credit, Payments and Interest Calculations  16
    --------------------------------------------------------
    5.1  Requests for Credit................................  16
         -------------------
    5.2  Oral Requests......................................  16
         -------------
    5.3  Disbursements and Payments.........................  16
         --------------------------
    5.4  Branch Accounts....................................  17
         ---------------
    5.5  Evidence of Indebtedness...........................  17
         ------------------------
    5.6  Debits to Borrower's Accounts......................  17
         -----------------------------
    5.7  Banking Day........................................  17
         -----------
    5.8  Taxes and Other Charges............................  17
         -----------------------
    5.9  Increased Costs....................................  17
         ---------------
    5.10 Interest Calculation...............................  18
         --------------------
    5.11 Late Payments; Compounding.........................  18
         --------------------------
    5.12 Default Rate.......................................  18
         ------------
    5.13 Overdrafts.........................................  18
         ----------
    5.14 Proceeds of Receivables............................  19
         -----------------------

6.  Conditions to Availability of Credit....................  19
    ------------------------------------
    6.1  Collateral Agreements..............................  19
         ---------------------
    6.2  Financing Statements...............................  19
         --------------------
    6.3  Evidence of Priority...............................  19
         --------------------
    6.4  Guaranty...........................................  19
         --------
    6.5  Evidence of Authority..............................  19
         ---------------------
    6.6  Other Agreements...................................  20
         ----------------
    6.7  Consents...........................................  20
         --------
    6.8  Legal Opinion......................................  20
         -------------
    6.9  Borrowing Certificate..............................  20
         ---------------------
    6.10 Insurance..........................................  20
         ---------
    6.11 Expenses...........................................  20
         --------
    6.12 Financial Information..............................  20
         ---------------------

Section                                                     Page

    6.13 List of Locations..................................  20
         -----------------
    6.14 Other Items........................................  20
         -----------
7.  Representations and Warranties..........................  21
    ------------------------------
    7.1  Organization.......................................  21
         ------------
    7.2  No Conflicts.......................................  21
         ------------
    7.3  Enforceability.....................................  21
         --------------
    7.4  Good Standing......................................  21
         -------------
    7.5  Compliance with Laws...............................  21
         --------------------
    7.6  Ownership of Collateral............................  21
         -----------------------
    7.7  Permits, Franchises................................  22
         -------------------
    7.8  Perfected Security Interest in Collateral..........  22
         -----------------------------------------
    7.9  Litigation.........................................  22
         ----------
    7.10 No Event of Default................................  22
         -------------------
    7.11 Other Obligations..................................  22
         -----------------
    7.12 Income Tax Returns.................................  23
         ------------------
    7.13 Information Submitted..............................  23
         ---------------------
    7.14 No Material Adverse Effect.........................  23
         --------------------------
    7.15 Merchantable Inventory.............................  23
         ----------------------
    7.16 ERISA Plan Compliance..............................  23
         ---------------------
    7.17 Location of Borrower...............................  24

8.  Covenants...............................................  24
    ---------
    8.1  Notices of Certain Events..........................  24
         -------------------------
    8.2  Financial and Other Information....................  25
         -------------------------------
    8.3  Books, Records, Audits and Inspections.............  26
         --------------------------------------
    8.4  Total Liabilities to Tangible Net Worth............  26
         ---------------------------------------
    8.5  Fixed Charge Coverage Ratio........................  26
         ---------------------------
    8.6  Other Indebtedness.................................  27
         ------------------
    8.7  Liens..............................................  28
         -----
    8.8  Contingent Obligations.............................  30
         ----------------------
    8.9  Capital Expenditures...............................  30
         --------------------
    8.10 Acquisitions.......................................  31
         ------------
    8.11 Loans and Investments..............................  31
         ---------------------
    8.12 Repurchase of Senior Notes.........................  31
         --------------------------
    8.13 Dividends..........................................  32
         ---------
    8.14 Disposition of Assets..............................  32
         ---------------------
    8.15 Existence and Properties...........................  32
         ------------------------
    8.16 Liquidations.......................................  32
         ------------
    8.17 Insurance..........................................  33
         ---------
    8.18 Compliance with Laws...............................  33
         --------------------
    8.19 Compliance with Material Contracts.................  33
         ----------------------------------
    8.20 Accuracy of Financial Information..................  33
         ---------------------------------
    8.21 Additional Acts....................................  33
         ---------------
    8.22 Business Activities................................  33
         -------------------
    8.23 Change in Name, Structure or Locations.............  34

9.  Events of Default.......................................  34
    -----------------

Section                                                     Page

    9.1  Failure to Pay....................................   34
         --------------
    9.2  Breach of Representation or Warranty..............   34
         ------------------------------------
    9.3  Falsity of Information............................   34
         ----------------------
    9.4  Security Interest.................................   34
         -----------------
    9.5  Failure to Pay Debts; Voluntary Bankruptcy........   34
         ------------------------------------------
    9.6  Involuntary Bankruptcy............................   34
         ----------------------
    9.7  Judgments.........................................   35
         ---------
    9.8  Suspension of Business............................   35
         ----------------------
    9.9  Governmental Action...............................   35
         -------------------
    9.10 Default of Other Financial Obligations............   35
         --------------------------------------
    9.11 Default under Guaranty............................   35
         ----------------------
    9.12 Default of Other Bank Obligations.................   35
         ---------------------------------
    9.13 ERISA Plan Termination............................   36
         ----------------------
    9.14 Change in Control.................................   36
         -----------------
    9.15 Breach of Certain Covenants.......................   36
         ---------------------------
    9.16 Other Breach under Agreement......................   36

10. Miscellaneous..........................................   36
    -------------
    10.1  Successors and Assigns...........................   37
          ----------------------
    10.2  Consents and Waivers.............................   37
          --------------------
    10.3  Governing Law....................................   37
          -------------
    10.4  Administration Costs.............................   37
          --------------------
    10.5  Attorneys' Fees..................................   37
          ---------------
    10.6  Integration......................................   37
          -----------
    10.7  Disposition of Schedules, Reports, Etc. Delivered
          -------------------------------------------------
        by Borrower........................................   37
        -----------
    10.8  Returned Merchandise.............................   38
          --------------------
    10.9  Verification of Receivables......................   38
          ---------------------------
    10.10 Assignments......................................   38
          -----------
    10.11 Indemnification..................................   38
          ---------------
    10.12 Hazardous Waste Indemnification..................   38
          -------------------------------
    10.13 Arbitration; Reference Proceeding................   39
          ---------------------------------
    10.14 Notices..........................................   40
          -------
    10.15 Headings.........................................   40
          --------
    10.16 Severability.....................................   40
          ------------
    10.17 Counterparts.....................................   40
          ------------

                               CREDIT AGREEMENT

        This Agreement is entered into as of August 8, 1995 between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank") and ORCHARD SUPPLY HARDWARE CORPORATION ("Borrower").

1.  Definitions and Financial Requirements.
    --------------------------------------

        1.1  Definitions.  In addition to the terms defined elsewhere in this
             -----------
Agreement, the following terms have the meanings indicated for the purposes hereof:

            "Acceptable Inventory" means Inventory which:

                (a) is owned by Borrower free and clear of all security interests, liens, encumbrances, and rights of others, except (i) the security interest in favor of Bank; and (ii) Supplier's Liens permitted by Paragraph 8.7(h) below.

                (b)  is located as follows:

                    (i) the Inventory is located at locations identified in a
            list provided to Bank prior to the date of this Agreement; at other locations in California; or at additional locations acceptable to Bank; or

                    (ii) the Inventory is being transported between Borrower's locations permitted under (i); or

                    (iii) the Inventory is in transit from a supplier to
            Borrower and is covered by a commercial letter of credit issued by Bank requiring presentation of shipping and/or title documents as a condition to payment.

                (c) in Bank's opinion, is not obsolete, unsalable, damaged, or unfit for further processing.

                (d) does not consist of display items, packing and shipping materials, discontinued or slow-moving items, work-in-process, or finished goods of substandard quality.

                (e)  does not consist of live nursery inventory.

                (f) with respect to retail store inventory, does not exceed a fifty-two (52) week supply of such inventory; and with respect to inventory held in a central warehouse location, does not exceed a one hundred-eighty (180) day supply of such inventory.

                (g)  is not placed by Borrower on consignment.

                (h) is of a type held for sale, use or lease in the ordinary course of Borrower's business.

                (i) is not covered by a negotiable document of title unless such document has been delivered to Bank.

                (j) is otherwise acceptable to Bank in its reasonable discretion.

            "Acceptable Receivable" means an Account:

                (a) arising from the sale of goods or the performance of services by Borrower in the ordinary course of Borrower's business as presently conducted.

                (b) upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatever.

                (c) against which is asserted no defense, counterclaim or setoff, whether well-founded or otherwise, except to the extent that it exceeds the amount disputed by the Receivable Debtor.

                (d) that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold and accepted by, or for services performed for and accepted by, the Receivable Debtor obligated upon such Account.

                (e) with respect to which an invoice has been sent by Borrower or a charge voucher has been signed by the Receivable Debtor.

                (f) that is owned by Borrower and not subject to any right, claim, or interest of another other than the security interest in favor of Bank.

                (g) that does not arise from a sale to or performance of services for an employee, affiliate, parent, or subsidiary of Borrower, or an entity which has common officers or directors with Borrower.

                (h) that is not the obligation of a Receivable Debtor that is the federal government or a political subdivision thereof unless Bank has agreed to the contrary in writing and Borrower has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, with respect to such obligation; provided, however, that in Bank's discretion the amount of Accounts excluded under this subparagraph may be estimated by Bank based upon the results of the most recent collateral audit conducted by Bank.

                (i) that is not the obligation of a Receivable Debtor that is any state of the United States or any city, town, municipality or division thereof; provided, however, that such Accounts may be included to the extent that the outstanding amount of such Accounts does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate; provided further that in Bank's discretion the amount of Accounts excluded under this subparagraph may be estimated by Bank based upon the results of the most recent collateral audit conducted by Bank.

                (j) that is not the obligation of a Receivable Debtor located in a foreign country.

                (k) that is not the obligation of a Receivable Debtor who is an individual purchasing goods or services for personal, family or household purposes.

                (l) that is not the obligation of a Receivable Debtor to whom Borrower is or may become liable for goods sold or services rendered by the Receivable Debtor to Borrower except to the extent that it exceeds the amount of Borrower's obligation to such Receivable Debtor.

                (m) that does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Receivable Debtor may be conditional.

                (n) that is not in default. An Account shall be deemed in default upon the occurrence of any of the following:

                    (1) Any minimum monthly payment on the Account is not paid within the sixty (60) day period starting on the date such minimum monthly payment was due; provided, however, that the due date for any minimum monthly payment shall be no later than thirty (30) days from the date of the billing statement covering such payment.

                    (2) Any Receivable Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                    (3) Any petition is filed by or against any Receivable Debtor obligated upon such Account under any bankruptcy law or any other law or laws for the relief of debtors.

                (o) that is not the obligation of a Receivable Debtor who is in default (as defined in subparagraph (n) above) on fifty percent (50%) or more, measured by dollar value, of the Accounts upon which such Receivable Debtor is obligated.

                (p) that does not arise from the sale or lease of goods which remain in Borrower's possession or under Borrower's control.

                (q) that is otherwise acceptable to Bank in its reasonable discretion.

    In addition to the foregoing limitations, the following restrictions apply:

                (r) the dollar amount of Acceptable Receivables included in the Borrowing Base which are obligations of a single Receivable Debtor shall not exceed the concentration limit established for that Receivable Debtor. To the extent the total of such Acceptable Receivables exceeds a Receivable Debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of Borrower's Acceptable Receivables as of the time in question.

                (s) for Accounts arising from sales under the Club Osh Card program, two percent (2%) of the amount of the Account shall be excluded from Acceptable Receivables.

            "Account" means any right to the payment of money owned by Borrower and arising out of the sale of goods or the rendering of services by Borrower which is not evidenced by an instrument or chattel paper.

            "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person, provided that Borrower is the surviving entity.

            "Availability Period" means the period commencing on the date of this Agreement and ending on May 31, 1999.

            "Banking Day" means, unless otherwise defined in this Agreement, a day other than a Saturday or a Sunday on which Bank is open for business in California. For amounts bearing interest at the LIBOR Rate, a Banking Day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

                "Borrowing Base" means the sum of:
                ----------------------------------

                (a) seventy-five percent (75%) of the balance due on Acceptable Receivables; and

                (b) fifty percent (50%) of the value of Acceptable Inventory held in a central warehouse location acceptable to the Bank; and

                (c) forty percent (40%) of the value of Acceptable Inventory not held in a central warehouse location and which does not exceed a thirty (30) week supply of such Inventory; and

                (d) twenty percent (20%) of the value of Acceptable Inventory not held in a central warehouse location and which exceeds a thirty (30) week supply but does not exceed a fifty-two (52) week supply of such Inventory.

    In Bank's discretion, the portion of Acceptable Inventory included in subparagraphs (c) and (d), respectively, may be estimated by Bank based upon the results of the most recent collateral audit conducted by Bank, which shall include adjustments for seasonality. The value of Acceptable Inventory shall be the lesser of Borrower's cost or the market value (based on the value of similar goods being sold to the public by Borrower or its competitors) of the Acceptable Inventory, as determined, if demanded by Bank, by an independent appraiser acceptable to Bank. After multiplying the value of Acceptable Inventory by the percentage rates specified above, Bank will deduct the amount, if any, of Supplier Payables.

            "Collateral" means the real or personal property described in the Collateral Agreements.

            "Collateral Agreements" means the security agreement(s) required under Section 4 of this Agreement.

            "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; (b) with respect to any letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments;
    (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.

            "Credit Limit" means Forty Million Dollars ($40,000,000).

            "EBITDA" means, for any fiscal period, the sum of the following, without duplication: (a) net income, plus (b) interest expense, plus (c)
                                         ----                       ----
    provision for income taxes, plus (d) store operating lease expense, plus (e)
                                ----                                    ----
    depreciation expense, plus (f) amortization expense, minus (f) gains (or
                          ----                           -----
    plus losses) on sales of fixed assets, minus (g) all extraordinary gains,
                                           -----
    plus (h) extraordinary losses which are not, in Borrower's reasonable
    ----
    judgement, expected to be payable in cash at any time prior to the last day of the Availability Period; provided, however, that if a particular loss is added to net income in calculating EBITDA and is subsequently paid in cash, such amount will reduce EBITDA for the period in which it is paid; provided further, that any extraordinary cash losses which are not added to net income in calculating EBITDA under the foregoing provisions may be reduced by the amount of extraordinary cash gains in the same period.

            "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

            "ERISA Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

            "Event of Default" means any event listed in Article 9 of this Agreement.

            "Fixed Charge Coverage Ratio" means, for any fiscal period, the ratio of (a) EBITDA minus an amount equal to seventy percent (70%) of
                        -----
    depreciation expense minus cash income taxes payable to (b) Fixed Charges.
                         -----                           --

            "Fixed Charges" means, with respect to any fiscal period, the sum of
                                                                          ------
    (a) Interest Charges payable in cash, plus (b) scheduled principal payments
                                          ----
    due on indebtedness (including capital leases), plus (c) scheduled payments
                                                    ----
    due on operating leases for Borrower's stores, plus (d) dividends paid by
                                                   ----
    Borrower to finance preferred dividends paid by Guarantor, as allowed under Paragraph 8.13.

            "Guarantor" means Orchard Supply Hardware Stores Corporation.

            "Interest Charges" means, for any fiscal period, the sum of (a) all
                                                                 ------
    interest, fees, charges and related expenses payable to a lender in connection with borrowed money, or to a seller in connection with the deferred purchase price of assets, that is treated as interest in accordance with generally accepted accounting principles, plus (b) the portion of rent
                                                   ----
    payable under capital leases that should be treated as interest in accordance with generally accepted accounting principles.

            "Inventory" means all goods owned by Borrower and held for sale or lease in Borrower's business, or to be furnished under a contract of service, or consisting of materials and supplies to be used or consumed in Borrower's business.

            "LIBOR Rate" means for each LIBOR Rate Interest Period the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

        LIBOR Rate =          London Rate
                       -----------------------------
                        (1.00 - Reserve Percentage)

    Where,

                    (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) Banking Days before the commencement of the interest period.

                    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               "LIBOR Rate Interest Period" means for each LIBOR Rate Portion the period commencing on the date such portion shall begin to bear interest at a rate related to the LIBOR Rate and ending one, two, three or six months thereafter, as selected by Borrower at the time Borrower requests the portion; provided, however, that the last day of each LIBOR Rate Interest Period shall be determined in accordance with the practices of the offshore Dollar inter-bank markets as from time to time in effect.

               "LIBOR Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the rate related to the LIBOR Rate.

               "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower to perform under this Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Agreement.

               "Permitted Swap Obligations" means all obligations (contingent or otherwise) of Borrower existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by Borrower in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by Borrower, or changes in the value of securities issued by Borrower in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than a payment default).

               "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, or joint venture.

               "Receivables" means all rights to the payment of money owned by Borrower, whether due or to become due and whether or not earned by performance including, but not limited to, Accounts, contract rights, chattel paper, instruments and documents.

               "Receivable Debtor" means the person or entity obligated upon a Receivable.

               "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its reference rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans at, above or below the Reference Rate.

               "Revolving Facility" means the line of credit described in Paragraph 2.1 of this Agreement.

               "Senior Notes" means Borrower's existing senior notes bearing an interest rate of 9 3/8%.

               "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

               "Supplier Payables" means any amounts payable by Borrower to suppliers of Inventory which amounts are secured by perfected Supplier's Liens.

               "Supplier's Liens" means liens on Inventory in favor of suppliers of Inventory securing the purchase price of such Inventory.

               "Tangible Net Worth" means the gross book value of the assets of Borrower (exclusive of goodwill, patents, trademarks, trade names, covenants not to compete, capitalized leasehold rights, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles, monies due from affiliates, officers, directors or shareholders of Borrower, and assets held for disposition for more than one year) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

          1.2  Financial Requirements.  Unless otherwise specified in this
               ----------------------
Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied. In the event of a change in generally accepted accounting principles which will have a non-cash impact on the calculation of any financial covenant under this Agreement, Bank and Borrower shall negotiate in good faith to amend the covenant to take into account the effect of the change. If Borrower is in default of any financial covenants of this Agreement solely as a result of a change in generally accepted accounting principles, Borrower shall not be considered in default if Borrower provides to Bank a calculation and reconciliation demonstrating that Borrower would not be in default under generally accepted accounting principles in effect prior to such change. The calculation and reconciliation must be accompanied by a certificate from Borrower's independent certified public accountants stating that the calculation and reconciliation accurately reflects all changes in generally accepted accounting principles from the date of this Agreement through the date of calculation, and such changes have been applied correctly as required by this paragraph.

 2.  The Credit Facilities
     ---------------------

          2.1  The Revolving Facility.  From time to time during the
               ----------------------
Availability Period Bank, on a revolving basis, will make advances to Borrower and create and issue commercial and standby letters of credit for Borrower's account as provided herein. The total of all advances, plus the undrawn and the drawn and unreimbursed amount of all letters of credit, may not exceed at any one time the lesser of the Borrowing Base or the Credit Limit.

          2.2  Advances Under the Revolving Facility.
               -------------------------------------

               (a) Borrower shall use the proceeds of advances under the Revolving Facility for the purpose of (i) ongoing working capital and general corporate cash requirements; and (ii) the expenditure of up to Ten Million Dollars ($10,000,000) to repurchase Senior Notes.

               (b) Borrower shall repay the entire principal balance of advances under the Revolving Facility on the last day of the Availability Period.

               (c) Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate. Borrower shall pay interest monthly on the first day of each month until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable.

          2.3  LIBOR Rate.  In lieu of the interest rate related to the
               ----------
Reference Rate, Borrower may elect to have all or portions of advances under the Revolving Facility bear interest at the LIBOR Rate plus one and three-eighths (1.375) percentage points during a LIBOR Rate Interest Period subject to the following requirements:

               (a)  Borrower shall irrevocably request each LIBOR Rate
     Portion no later than 10:30 a.m. three Banking Days prior to the first day of the LIBOR Rate Interest Period.

               (b) Each LIBOR Rate Portion shall be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (c) A LIBOR Rate Interest Period shall not end later than the last day of the Availability Period.

               (d) Borrower shall pay interest on each LIBOR Rate Portion on the first day of each month following the first day of the LIBOR Rate Interest Period for such portion and on the last day of the LIBOR Rate Interest period for such portion.

               (e) A LIBOR Rate Portion shall not be converted to a different interest rate during its LIBOR Rate Interest Period. Upon the expiration of a LIBOR Rate Interest Period, the LIBOR Rate Portion shall thereafter bear interest at the rate related to the Reference Rate unless Borrower elects a new interest rate as provided hereunder.

               (f) Borrower may prepay any LIBOR Rate Portion, in whole or in part, upon notice to Bank at least three Banking Days in advance of the prepayment.

               (g) Any payment of a LIBOR Rate Portion prior to the last day of the LIBOR Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to a LIBOR Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its LIBOR Rate Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the offshore Dollar inter-bank markets for a period starting on the date it was repaid and ending on the last day of the LIBOR Rate Interest Period for such portion.

               (h) Bank shall have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the offshore Dollar inter-bank markets; or

                    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

               (i) Upon the occurrence of an Event of Default, Bank may terminate the availability of the rate related to the LIBOR Rate for LIBOR Rate Interest Periods commencing after the occurrence of the Event of Default.

          2.4  Letters of Credit.
               -----------------

               (a) The total of the undrawn and the drawn and unreimbursed amount of all letters of credit outstanding at any one time under the Revolving Facility may not exceed Ten

     Million Dollars ($10,000,000). Any letters of credit which have been issued by Bank for Borrower's account shall be deemed to be outstanding under this Agreement and shall be subject to all the terms and conditions stated in this Agreement.

               (b) Each commercial letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Commercial Letter of Credit executed by Borrower. Each standby letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit executed by Borrower.

               (c)  Each commercial letter of credit shall:

                    (i) expire on or before one hundred eighty (180) days after the date such letter of credit is issued, but in no event later than ninety (90) days after the last day of the Availability Period.

                    (ii)  require drafts payable at sight; and

                    (iii) be otherwise in form and substance satisfactory to Bank, and in favor of beneficiaries satisfactory to Bank under the Bank's standard policies.

               (d)  Each standby letter of credit shall:

                    (i) expire on or before three hundred sixty five (365) days after the date such letter of credit is issued, but in no event later than ninety (90) days after the last day of the Availability Period; provided, however, that the letter of credit may have a provision stating that it will automatically renew for additional periods unless Bank provides notice to the beneficiary of non-renewal.

                    (ii) be otherwise in form and substance satisfactory to Bank, and in favor of beneficiaries satisfactory to Bank under the Bank's standard policies.

               (e) Borrower shall pay Bank fees for letters of credit as follows:

                    (i) For commercial letters of credit: a fee of one-eighth of one percent (0.125%) upon issuance of the letter of credit, with a minimum fee of One Hundred Twenty Five Dollars ($125), and a fee of one-eighth of one percent (0.125%) upon drawing under the letter of credit, with a minimum fee of One Hundred Ten Dollars ($110).

                    (ii) For standby letters of credit: a non-refundable fee equal to one and one-quarter percent (1.25%) per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, and calculated on the basis of the face amount outstanding on the day the fee is calculated; provided that the minimum fee per quarter for any one standby letter of credit shall be Sixty-Two Dollars and Fifty Cents ($62.50). It is provided, however, that if an Event of Default occurs under this Agreement, at the option of Bank, the amount of the fee shall be increased to three and one-quarter percent (3.25%) per annum, commencing on the day Bank provides notice of the increase to Borrower. Borrower shall also pay such other fees and commissions at the times and in the amounts Bank advises Borrower from time to time as being applicable to Borrower's standby letters of credit.

               (f) Any sum owed to Bank with respect to a letter of credit issued for Borrower's account which is not paid when due shall, at the option of Bank in each instance, be added to advances outstanding under the Revolving Facility and shall thereafter bear interest at the rate applicable to advances.

               (g) In addition to any other rights or remedies which Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default Bank may require Borrower to prepay, or provide cash collateral to secure, the amount of any letters of credit outstanding under this Agreement.

          2.5  Mandatory Payment.  If at any time and for any reason the total
               -----------------
amount of credit outstanding under this Agreement exceeds the limitations set forth herein, Borrower shall pay to Bank, upon Bank's election and demand, the amount of the excess. Payments under this Paragraph may be applied to the obligations of Borrower to Bank in the order and manner as Bank in its discretion may determine. Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at Bank's option, be used to prepay, or held as cash collateral to secure, Borrower's obligations to Bank with respect thereto.

          2.6  Early Termination.  Borrower may at any time terminate this
               -----------------
Agreement by providing written notice to Bank and paying in full the entire amount of credit outstanding hereunder, or may reduce the amount of the Credit Limit by providing written notice to Bank and paying any amounts outstanding hereunder which exceed the new Credit Limit. If the Agreement is terminated or the Credit Limit is reduced prior to the second anniversary of this Agreement, then Borrower shall pay a fee equal to the percentages specified below multiplied by the amount by which the Credit Limit is reduced: (a) during the period from the date of this Agreement through the first anniversary of this Agreement, one quarter of one percent (0.25%); and (b) during the period from the first anniversary of this Agreement through the second anniversary of this Agreement, one eighth of one percent (0.125%). Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at Bank's option, be used to prepay, or held as cash collateral to secure, Borrower's obligations to Bank with respect thereto.

3.  Fees and Expenses.
    -----------------

          3.1  Unused Commitment Fee.  Borrower shall pay Bank a fee on any
               ---------------------
difference between the Credit Limit and the amount of credit Borrower actually uses, determined by the weighted average of the unused portion of credit provided under this Agreement during the specified period. The fee will be calculated at the rate of one eighth of one percent (0.125%) per annum, and shall be paid quarterly in arrears. For the purposes of this calculation, the outstanding undrawn amount of letters of credit shall be deemed credit used under this Agreement.

          3.2  Waiver Fee.  If Bank, at its discretion, agrees to waive or amend
               ----------
any terms of this Agreement, Borrower shall, if required by Bank, pay Bank a waiver fee in such amount as may be determined by Bank in its discretion. Nothing in this Paragraph shall imply that Bank is obligated to agree to any waiver or amendment requested by Borrower. Bank may impose additional requirements as a condition to any waiver or amendment.

          3.3  Expenses.
               --------

               (a) Borrower agrees to pay to Bank, on demand, all out-of-pocket costs and expenses incurred by Bank in connection with this Agreement, including, but not limited to, filing, recording and search fees.

               (b) Borrower agrees to pay to Bank, on demand, all costs and expenses incurred by Bank in connection with the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

               (c) Borrower agrees to reimburse Bank for the cost of periodic audits and appraisals of the Collateral at such intervals as Bank may reasonably require; provided, however, that if no Event of Default has occurred, Borrower shall not be required to reimburse Bank for more than 3 audits and appraisals in any year. The audits and appraisals may be performed by employees of Bank or by independent auditors or appraisers.

4.  Collateral.
    ----------

          All obligations of Borrower under this Agreement shall be secured by one or more security agreements executed by Borrower as debtor in favor of Bank as secured party, granting Bank a security interest in Borrower's Receivables, Inventory, related general intangibles and deposit accounts and cash proceeds related to Receivables and Inventory. The personal property shall be more particularly described in the security agreement(s) executed by Borrower.

5.  Extensions of Credit, Payments and Interest Calculations
    --------------------------------------------------------

          5.1  Requests for Credit.  Each request for an extension of credit
               -------------------
shall be made in writing on a form acceptable to Bank or in any other manner acceptable to Bank.

          5.2  Oral Requests.  At Bank's sole discretion in each instance, Bank
               -------------
may honor telephone instructions for advances or repayments or for the designation of optional interest rates. Advances will be deposited into and repayments will be withdrawn from Borrower's commercial account number 14876-02794 with Bank, or such other account(s) as may be specified in writing by Borrower. Telephone requests may be made by any one of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any one of such authorized signers. Bank shall be entitled to rely upon telephone instructions from persons it reasonably believes to be authorized by Borrower to make such requests without making independent inquiry. Borrower hereby indemnifies Bank for, and holds Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Bank's in-house counsel), however arising, which Bank suffers or incurs based on or arising out of extensions of credit or payments made on any telephone request except that Bank shall not be indemnified against its own gross negligence or wilful misconduct. The provisions of this Paragraph shall survive termination of this Agreement.

          5.3  Disbursements and Payments.  Each disbursement by Bank and each
               --------------------------
payment by Borrower under this Agreement shall be made in immediately available funds, and at such branch of Bank as Bank may from time to time select.

          5.4  Branch Accounts.  Each extension of credit under this Agreement
               ---------------
shall be made for the account of such branch of Bank as Bank may from time to time select.

          5.5  Evidence of Indebtedness.  Principal, interest and all other sums
               ------------------------
due Bank under this Agreement shall be evidenced by entries in records maintained by Bank, and, if required by Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by Bank.

          5.6  Debits to Borrower's Accounts.  Borrower hereby authorizes Bank
               -----------------------------
to debit Borrower's account number 14876-02794 with Bank in the amount of principal, interest, fees or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. Bank shall debit the account on the date such amounts become due, or, if such due date is not a Banking Day, on the next Banking Day after such due date. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Paragraph, such debit will be reversed and such amount will remain unpaid.

          5.7  Banking Day.  Any sum payable by Borrower hereunder which
               -----------
becomes due on a day which is not a Banking Day shall be due on the next Banking Day after such due date. Any payments received by Bank on a day which is not a Banking Day shall be deemed to be received on the next Banking Day after such date of receipt.

          5.8  Taxes and Other Charges.  Borrower agrees to make all payments or
               -----------------------
reimbursements under this Agreement free and clear of and without deduction for any present or future taxes, levies, imposts, fees or other charges of any kind which may be imposed by any governmental authority with respect to such payments or reimbursements. If any such taxes are imposed by any governmental authority, Borrower will pay such taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Upon request by Bank, Borrower will confirm payment of all such taxes by delivery of official tax receipts or notarized copies thereof to Bank within thirty (30) days after the due date for each tax payment. This Paragraph shall not apply with respect to any taxes which are imposed on or measured by Bank's net income by any jurisdiction.

          5.9  Increased Costs.  Borrower shall reimburse or compensate Bank,
               ---------------
upon demand by Bank, for all costs incurred, losses suffered or payments made by Bank which are applied or allocated by Bank to this Agreement (all as determined by Bank in its reasonable discretion) by reason of any statute, regulation, or any request or requirement of any regulatory agency, whether or not having the force of law, which is applicable to all or a class of all national banks, including:

               (a) any and all present or future reserve, deposit or similar requirements applied against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank; and

               (b) any and all present or future capital or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, Bank.

          5.10 Interest Calculation.  Except as otherwise stated in this
               --------------------
Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest or a larger fee than if a three hundred sixty-five (365) day year were used.

          5.11 Late Payments; Compounding.  Any sum payable by Borrower
               --------------------------
hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus two (2.0) percentage points. At the option of Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

          5.12 Default Rate.  Upon the occurrence and during the continuation
               ------------
of any Event of Default, and without constituting a waiver of any such Event of Default, advances under the Revolving Facility shall at the option of Bank bear interest at a rate per annum which is two (2.0) percentage points higher than the rate of interest otherwise provided under this Agreement.

          5.13 Overdrafts.  At Bank's sole option in each instance, the Bank
               ----------
may do one of the following if Borrower overdraws any of its accounts with Bank:

               (a) Bank may make advances under the Revolving Facility to prevent or cover an overdraft on any account of Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate applicable to advances under the Revolving Facility.

               (b) Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of Borrower with Bank.

This Paragraph shall not be deemed to authorize Borrower to create overdrafts on any of Borrower's accounts with Bank.

          5.14 Proceeds of Receivables.  The proceeds of Inventory and
               -----------------------
collections of Receivables shall be delivered to Bank in kind, or transferred to Bank on each Banking Day, and shall be deposited into account number 14876-02794 (the "Collection Account"). Upon occurrence of an Event of Default, Bank may require the following: withdrawals from the Collection Account by Borrower shall no longer be permitted; Borrower shall direct all Receivable Debtors to direct their payments to a lockbox under the control of Bank; and amounts collected on Receivables shall be applied by Bank to the outstanding principal balance of the Revolving Facility, with any excess balance credited to one of Borrower's other deposit accounts with Bank.

6.  Conditions to Availability of Credit.
    ------------------------------------

          Bank's obligation to make the first extension of credit under this Agreement is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank:

          6.1  Collateral Agreements.  The Collateral Agreements, together with
               ---------------------
all Collateral, if any, in which Bank wishes to have a possessory security interest.

          6.2  Financing Statements.  Financing statements and such other
               --------------------
documentation as Bank may reasonably request to perfect Bank's security interest in the Collateral.

          6.3  Evidence of Priority.  Evidence that the security interests and
               --------------------
liens in favor of Bank are valid, enforceable and prior to the rights and interests of others except those consented to in writing by Bank or otherwise permitted by this Agreement.

          6.4  Guaranty.  A continuing guaranty in favor of Bank executed by
               --------
Guarantor, in a principal amount equal to the entire amount of credit extended by Bank to Borrower, including the estimated credit exposure arising from any Swap Contracts with Bank.

          6.5  Evidence of Authority.  Evidence that the execution, delivery,
               ---------------------
and performance by Borrower of this Agreement and the execution, delivery, and performance by Borrower and Guarantor of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized.

          6.6  Other Agreements.  Copies of each agreement documenting
               ----------------
Borrower's other material indebtedness and preferred stock, with terms and conditions acceptable to Bank.

          6.7  Consents.  Any consents to Borrower entering into this Agreement
               --------
which, in Bank's reasonable opinion, may be necessary from (a) Metropolitan Life Insurance Company as holder of the $19,410,330 promissory note from Borrower;
(b) Teachers Insurance and Annuity Association of America as holder of the $13,721,000 note from Borrower; and (c) U.S. Trust Company of California, N.A. as trustee for the Senior Notes.

          6.8  Legal Opinion.  An opinion of counsel to Borrower and Guarantor,
               -------------
which counsel must be acceptable to Bank, with respect to (i) the organization, authority and good standing of Borrower and Guarantor; (ii) the due execution, delivery and enforceability of this Agreement and all other agreements and instruments required by this Agreement; (iii) the validity and perfection of Bank's security interests, as required by this Agreement; (iv) the receipt of any required consents necessary for the completion of this transaction; and (v) such other matters as may be reasonably required by Bank.

          6.9  Borrowing Certificate.  A borrowing certificate, in form and
               ---------------------
detail satisfactory to Bank, setting forth Borrower's Acceptable Receivables and the Acceptable Inventory for the most recent month end, together with such schedules and supporting information as may reasonably be required by Bank, and including a calculation of the Borrowing Base in a sufficient amount to support the first extension of credit. The Borrowing Certificate shall be reviewed and verified by Bank at Borrower's location.

          6.10 Insurance.  Evidence that Borrower has obtained the insurance
               ---------
coverage required under Article 8 of this Agreement.

          6.11 Expenses.  Payment of any expenses due under paragraph 3.3 above.
               --------

          6.12 Financial Information.  Copies of any final revisions made to the
               ---------------------
financial projections provided by Borrower to Bank on March 3, 1995; and such other financial information as Bank may reasonably require.

          6.13 List of Locations.  A list of all of Borrower's locations where
               -----------------
any Collateral will be located.

          6.14 Other Items.  Any other items reasonably requested by Bank.
               -----------

7.  Representations and Warranties
    ------------------------------

          Borrower represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

          7.1  Organization.  Borrower is a corporation duly organized and
               ------------
existing under the laws of the state of its organization and the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower.

          7.2  No Conflicts.  The execution, delivery, and performance of this
               ------------
Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower is bound or affected.

          7.3  Enforceability.  This Agreement is a legal, valid and binding
               --------------
agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          7.4  Good Standing.  Borrower is properly licensed and in good
               -------------
standing in California, and Borrower has qualified under, and complied with, if required, the fictitious name statute of California. In addition, Borrower is properly licensed and in good standing in each other state in which Borrower is doing business and Borrower has qualified under, and complied with, where required, the fictitious name statute of each state in which Borrower is doing business; unless the failure to be licensed or otherwise comply would not have a Material Adverse Effect.

          7.5  Compliance with Laws.  Borrower has complied with all federal,
               --------------------
state, and local laws, rules, and regulations affecting the business of Borrower including, but not limited to, laws regulating Borrower's sales or the furnishing of services to Receivable Debtors and disclosures in connection therewith; unless the failure to comply would not have a Material Adverse Effect.

          7.6  Ownership of Collateral.  All Collateral is owned by Borrower
               -----------------------
free and clear of all security interests, liens, encumbrances and rights of others except the rights of Bank under any security agreements or deeds of trust required under this Agreement and those consented to in writing by Bank or otherwise permitted by this Agreement.

          7.7  Permits, Franchises.  Borrower possesses all permits,
               -------------------
memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged; unless the failure to possess such rights would not have a Material Adverse Effect.

          7.8  Perfected Security Interest in Collateral.  Except for the filing
               -----------------------------------------
of a financing statement and/or the recording of a deed of trust with respect to the Collateral and the delivery to Bank of any Collateral as to which possession is the only method of perfecting a security interest therein, no further action is necessary in order to establish and perfect Bank's lien on or security interest in the Collateral.

          7.9  Litigation.  There is no litigation, tax claim, proceeding or
               ----------
dispute pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or its property, the adverse determination of which might impair Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder, or might materially and adversely affect Borrower's financial condition or operations.

          7.10 No Event of Default.  No event has occurred and is continuing or
               -------------------
would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

          7.11 Other Obligations.
               -----------------

               (a) Borrower is not in default under any other agreement involving the borrowing of money or the extension of credit (including capital leases) in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more, to which Borrower is a party as borrower, guarantor, or instalment purchaser; provided, however, that Borrower shall not be considered in default on trade payables within the meaning of this paragraph until they are at least ninety (90) days past due.

               (b) Borrower is not in default of any operating lease of real property to which Borrower is a party as lessee, where such default under the lease gives the lessor the right to terminate the lease, and the total operating income from the locations covered by such leases exceeds One Million Dollars ($1,000,000) per year.

               (c) Borrower is not in default of any operating lease of real or personal property to which Borrower is a party as lessee, where such default may have a Material Adverse Effect.

          7.12 Income Tax Returns.  Borrower has informed Bank that its Federal
               ------------------
income tax return for tax year 1989 is currently under audit. Borrower has provided written notice to Bank of any pending assessments or adjustments of which Borrower has knowledge in the amount of One Hundred Thousand Dollars ($100,000) or more in the aggregate with respect to its income tax liabilities for any year, including 1989.

          7.13 Information Submitted.  All financial and other information that
               ---------------------
has been or will be submitted by Borrower to Bank, including Borrower's financial statement dated as of April 30, 1995, is and will be:

               (a) prepared in accordance with generally accepted accounting principles consistently applied (with respect to financial information);

               (b)  true, complete and correct in all material respects;

               (c)  in form and content required by Bank; and

               (d) in compliance with all government regulations applicable thereto in all material respects.

          7.14 No Material Adverse Effect.  Since the date of the most recent
               --------------------------
financial statements submitted to Bank, there has been no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          7.15 Merchantable Inventory.  All Inventory which is included in the
               ----------------------
Borrowing Base is of good and merchantable quality.

          7.16 ERISA Plan Compliance.
               ---------------------

               (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any ERISA Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice.

               (c) No action by Borrower to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to an ERISA Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          7.17 Location of Borrower.  Borrower's place of business (or, if
               --------------------
Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

8.  Covenants
    ---------

          So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, Borrower shall, unless Bank waives compliance in writing:

          8.1  Notices of Certain Events.  Promptly give written notice to Bank
               -------------------------
of:

               (a) all litigation affecting Borrower or Guarantor where the amount claimed is Five Hundred Thousand Dollars ($500,000) or more.

               (b) any substantial dispute which may exist between Borrower or Guarantor and any governmental regulatory body or law enforcement authority.

               (c) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default.

               (d) the occurrence of any reportable event under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty
     (30) day notice; any action by Borrower to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under Section 4042 of ERISA.

               (e) any other matter which has resulted or might result in a material adverse change in Borrower's or Guarantor's financial condition or operations.

          8.2  Financial and Other Information.  Deliver to Bank in form and
               -------------------------------
detail satisfactory to Bank, and in such number of copies as Bank may request:

               (a) Within one hundred twenty (120) days after the end of each fiscal year, Guarantor's consolidated financial statements for such year audited by a certified public accountant acceptable to the Bank together with an unqualified opinion of such certified public accountant and including, at a minimum, Guarantor's balance sheet and statements of income, retained earnings and cash flow. Any of the "Big 6" accounting firms are acceptable to Bank.

               (b) Within thirty (30) days after the end of each monthly accounting period (or, if the month is the last month in a fiscal quarter, within forty-five (45) days after the end of the month), Guarantor's consolidated financial statements for such period prepared by Guarantor and including, at a minimum, Guarantor's balance sheet and statements of income, retained earnings and cash flow, and with a comparison to plan and to the prior year.

               (c) Within fifteen (15) days after the date of filing with the Securities and Exchange Commission, copies of Guarantor's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report, and any other filing with the SEC.

               (d) Within thirty (30) days after Borrower's fiscal year end, monthly projections for the next fiscal year and annual projections for all subsequent fiscal years through the final maturity of this Agreement.

               (e) Within thirty (30) days after the end of each monthly accounting period, a borrowing certificate setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory as of the last day of the preceding month, together with a calculation demonstrating compliance with the requirement in the Indenture covering the Senior Notes that the amount outstanding under this Agreement not exceed forty percent (40%) of the amount of the Borrower's aggregate accounts receivable and inventory as determined in accordance with generally accepted accounting principles.

               (f) Within thirty (30) days after the end of each monthly accounting period, statements showing an aging and reconciliation of Receivables.

               (g) Within thirty (30) days after the end of each monthly accounting period a schedule of Inventory itemizing and describing the kind, type, quality and quantity of the Inventory, its cost, and such other information as Bank may reasonably request. The report currently provided to The CIT Group/Business Credit, Inc. is in a format acceptable to Bank.

               (h) Within thirty (30) days after the end of each monthly accounting period a listing of all Supplier Payables.

               (i) Within forty-five (45) days after the end of each fiscal quarter, a compliance certificate, certified by a responsible officer of Borrower, and including calculation of compliance with all financial covenants of this Agreement and of any other secured or unsecured indebtedness of Borrower.

               (j) Promptly upon request of Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and Guarantor as Bank may reasonably request.

          8.3  Books, Records, Audits and Inspections.  Maintain adequate books,
               --------------------------------------
accounts and records in order to permit the preparation of the financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time (upon reasonable notice and during normal business hours, provided Borrower is not in default hereunder) to inspect the Collateral and Borrower's properties, to conduct appraisals of the Collateral, and to examine or audit Borrower's books, accounts, and records and make copies and memoranda thereof. In the event any Collateral, properties, books, accounts or records are in the possession of or under the control of a third party, Borrower shall direct and hereby authorizes such third party to permit access to Bank's employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Paragraph, and to respond to any requests from Bank for information concerning the amount, status or condition of any Collateral in third party's possession or control.

          8.4  Total Liabilities to Tangible Net Worth.  Not permit on a
               ---------------------------------------
consolidated basis Borrower's total liabilities to exceed four (4.0) times Tangible Net Worth. For the purposes of this Paragraph, "total liabilities" shall include all current and long term liabilities, plus fifty percent (50%) of the face amount of all standby letters of credit issued for the account of Borrower.

          8.5  Fixed Charge Coverage Ratio.  Achieve on a consolidated basis a
               ---------------------------
Fixed Charge Coverage Ratio of at least

1.05:1.00. This ratio shall be calculated quarterly using the results of the most recently concluded quarterly accounting period and each of the three (3) immediately preceding quarterly accounting periods.

          8.6  Other Indebtedness.  Not create or incur any indebtedness for
               ------------------
borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Paragraph shall not be deemed to prohibit:

               (a)  direct or contingent obligations owed to Bank.

               (b) the acquisition of goods, supplies or merchandise on normal trade credit.

               (c) the execution of bonds or undertakings in the ordinary course of its business as presently conducted.

               (d) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted.

               (e)  Contingent Obligations permitted by Paragraph 8.8 below.

               (f) indebtedness and capital lease obligations existing as of the date of this Agreement and which have been disclosed to Bank in writing.

               (g) Purchase Money Indebtedness where the total principal amount of such debt incurred does not exceed Ten Million Dollars ($10,000,000) in any fiscal year and the aggregate amount outstanding does not exceed Fifteen Million Dollars ($15,000,000) at any time. "Purchase Money Indebtedness" means indebtedness (including the principal portion of capital leases) incurred for the acquisition of real property or other fixed or capital assets; indebtedness, including seller financing, to finance Acquisitions (to the extent permitted by Paragraph 8.10); and indebtedness incurred for the financing of new store construction or store remodels, to the extent that such financing is obtained within twelve months of the acquisition of the property or the assets financed or the completion of the new store construction or remodel. Such Purchase Money Indebtedness must be unsecured or only secured by the fixed assets or real property acquired; no liens may be incurred on accounts receivable or inventory or the proceeds thereof.

          (h) the refinancing of existing, or permitted future, indebtedness provided that the replacement debt meets the following criteria: (i) the principal amount of the replacement debt is not greater than the debt being refinanced at the time of refinancing, plus reasonable fees, expenses and call premiums not exceeding, in the aggregate, five percent (5%) of the amount of the debt being refinanced, (ii) the maturity date is not earlier than the maturity date of the debt being refinanced, (iii) the annual debt service payments, including principal and interest, of the replacement debt are not greater than those of the debt being refinanced, (iv) the collateral required for the replacement debt shall be no more than required by the debt being refinanced, and (v) the events of default and financial covenants of the replacement debt may be no more onerous than those related to the debt being refinanced; provided further, that if the principal balance of any debt being refinanced is greater than Ten Million Dollars ($10,000,000), Borrower must deliver all related credit documents to Bank prior to the date of refinancing, for review by Bank to confirm that no Event of Default will occur under this paragraph or otherwise under this Agreement by reason of the refinancing. In the event that the principal amount of the replacement debt exceeds the limitations stated in subparagraph 8.6(h)(i) above, the amount of such excess may be considered permitted additional indebtedness to the extent permitted under the dollar limit stated in paragraph 8.6(i) below.

               (i) in addition to the foregoing, a maximum amount of Two Million Five Hundred Thousand Dollars ($2,500,000) in unsecured obligations outstanding at any one time, including any increases to indebtedness to insurance companies for premium financing, and including the amount of any excess as described in the last sentence of paragraph 8.6(h) above.

          8.7  Liens.  Not create, assume or suffer to exist any security
               -----
interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

               (a)  security interest(s) and deed(s) of trust in favor of Bank.

               (b) liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Bank in writing.

               (c) liens on Borrower's real and personal property (other than the Collateral) for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or which are being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

               (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business which either (i) are not delinquent or remain payable without penalty, or (ii) are in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000) and are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; provided, however, that any reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

               (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Borrower.

               (f) security interests securing Purchase Money Indebtedness as permitted by Paragraph 8.6(g).

               (g) liens securing refinanced indebtedness as permitted by Paragraph 8.6(h).

               (h) Supplier's Liens arising in the ordinary course of Borrower's business securing amounts Borrower owes to suppliers of Inventory, provided such obligations are not past due.

               (i) liens (other than any lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation.

               (j) liens on the property of the Borrower securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such liens in the aggregate would not (even if enforced) cause a Material Adverse Effect.

               (k) liens supporting the enforcement of judgments covering property other than Collateral, provided that such judgment itself does not constitute a default under Paragraph 9.7 below.

          8.8  Contingent Obligations.  Not to create, incur, assume or suffer
               ----------------------
to exist any Contingent Obligations except:

               (a) endorsements for collection or deposit in the ordinary course of business.

               (b) Swap Contracts with Bank, or Permitted Swap Obligations with counter-parties other than Bank.

               (c) Contingent Obligations existing as of the date of this Agreement and which have been disclosed to Bank in writing.

               (d) Contingent Obligations to Bank.

               (e) Contingent Obligations with respect to the payment of workers' compensation insurance premiums, to the extent such Contingent Obligations are supported by a letter of credit issued by Bank under this Agreement.

          8.9  Capital Expenditures.  Not, in any of its fiscal years, expend or
               --------------------
incur obligations for Capital Expenditures of more than the amounts specified below for such fiscal year:

          Fiscal Year Ending:           Maximum Amount
          -------------------           --------------
          January 31, 1996              $18,000,000
          January 31, 1997              $18,000,000
          January 31, 1998              $19,000,000
          January 31, 1999              $20,000,000
          January 31, 2000              $20,000,000

If Borrower's Capital Expenditures in a particular fiscal year were less than the Maximum Amount for that fiscal year, the unused portion of the Maximum Amount, up to an amount not exceeding Eight Million Dollars ($8,000,000), may be carried forward and spent in the next fiscal year, and such carried forward expenditures shall increase the Maximum Amount for the next fiscal year.

"Capital Expenditures" means the sum of (a) all of Borrower's expenditures and the total of all obligations incurred by Borrower during the fiscal year for the acquisition of real property or other fixed or capital assets (including obligations incurred under any capital leases), plus (b) the total consideration paid by Borrower for any Acquisitions as permitted under paragraph
8.10 (including all debt assumed in connection with such Acquisitions as permitted under paragraph 8.10), minus (c) an amount of up to Two Million Dollars ($2,000,000) in sale-leaseback transaction proceeds received by Borrower during the fiscal year, to the extent the transaction is completed within twelve months of the date when the assets covered by the transaction were originally purchased by Borrower.

          8.10 Acquisitions.  Not enter into any Acquisitions, nor enter into
               ------------
any consolidation, merger, partnership, joint venture or other combination, without prior written approval of Bank; provided however, that Borrower may complete Acquisitions of store facilities and related business assets as used in the business presently conducted by Borrower for an annual aggregate purchase price amount (including all liabilities assumed, excluding normal trade financing of inventory, in connection with such Acquisitions) not to exceed Five Million Dollars ($5,000,000) per fiscal year. In connection with stock purchases, Borrower must submit to Bank, prior to closing, a copy of the purchase agreement demonstrating, to the Bank's reasonable satisfaction, that Borrower will not be assuming any contingent liabilities, other than operating leases, in excess of Five Hundred Thousand Dollars ($500,000) in aggregate per year for all stock purchases.

          8.11 Loans and Investments.  Not to purchase or acquire (or make any
               ---------------------
commitment therefor), any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any officer, shareholder or affiliate of Borrower (together, "Investments"), except for:
                     -----------

               (a) Investments held by Borrower in the form of cash equivalents or short term marketable securities.

               (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

               (c)  Acquisitions permitted by Paragraph 8.10.

               (d) The existing stock purchase loans to Borrower's employees disclosed to Bank in writing prior to the date of this Agreement, together with additional stock purchase loans to employees not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate.

          8.12 Repurchase of Senior Notes.  Not to expend more than Ten Million
               --------------------------
Dollars ($10,000,000) to purchase or repay the

Senior Notes prior to maturity without Bank's prior written consent.

          8.13 Dividends.  Not declare or pay any dividends on any of its
               ---------
shares, and not purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto; provided, however, that Borrower may pay dividends to Guarantor to fund the payment by Guarantor of dividends on preferred stock not exceeding Three Hundred Thousand Dollars ($300,000) in any fiscal quarter (One Million Two Hundred Thousand Dollars ($1,200,000) in any fiscal year); provided that no Event of Default exists or would be caused by payment of the dividend from Borrower to Guarantor.

          8.14 Disposition of Assets.  Not to, directly or indirectly, sell,
               ---------------------
assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

               (a) dispositions of inventory, or used, worn-out or surplus equipment, or disposition of assets in connection with the closing of individual store locations, all in the ordinary course of business.

               (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment.

               (c) the sale of assets which, at the time this Agreement is executed, are designated as held for sale by Borrower (i.e. Borrower's non-operating warehouse and the land adjacent to Borrower's existing warehouse).

               (d)  the sale/leaseback of assets.

          8.15 Existence and Properties.  Maintain and preserve Borrower's
               ------------------------
existence and all rights, privileges and franchises now enjoyed, to the extent necessary or appropriate to the conduct of Borrower's business; conduct Borrower's business in an orderly, efficient and customary manner, keep all Borrower's properties in good working order and condition, ordinary wear and tear excepted, and from time to time make all needed repairs, renewals or replacements thereto and thereof so that any deterioration in such property shall not have a Material Adverse Effect.

          8.16 Liquidations.  Not liquidate or dissolve.
               ------------

          8.17 Insurance.  Maintain and keep in force fire and hazard insurance
               ---------
policies covering the tangible property comprising the Collateral. Each such insurance policy shall be in an amount equal to the full replacement value of such Collateral, shall include a replacement cost endorsement, shall be issued by an insurance company acceptable to Bank, and shall include a loss payable endorsement in favor of Bank in a form acceptable to Bank. Borrower shall also maintain and keep in force insurance covering property damage (include use and occupancy) to any of Borrower's other properties, public liability insurance including coverage for contractual liability, product liability, property damage and workers' compensation, and any other insurance which is usual for Borrower's business, all in such amounts and with such terms as may be consistent with other companies in Borrower's line of business. Borrower shall deliver to Bank upon Bank's request a copy of each insurance policy or, if permitted by Bank, a certificate of insurance listing all insurance in force.

          8.18 Compliance with Laws.  At all times comply with, or cause to be
               --------------------
complied with, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Guarantor or Borrower's or Guarantor's business, including but not limited to laws regulating Borrower's sales to or performance of services for Receivable Debtors and disclosures in connection therewith, where the failure to comply may cause a Material Adverse Effect.

          8.19 Compliance with Material Contracts.  Comply with all terms of
               ----------------------------------
Material Contracts except where the failure to do so will not result in a Material Adverse Effect. "Material Contract" means each contract to which Borrower is now or hereafter a party involving aggregate consideration payable to or by Borrower, contingent or otherwise, in excess of Five Hundred Thousand Dollars ($500,000).

          8.20 Accuracy of Financial Information.  Cause all financial
               ---------------------------------
information, including information relating to the Collateral, upon submission by Borrower to Bank to be true, complete and correct in all material respects.

          8.21 Additional Acts.  Perform, on request of Bank, such acts as may
               ---------------
be necessary or advisable to perfect any lien or security interest provided for herein or otherwise to carry out the intent of this Agreement.

          8.22 Business Activities.  Not engage in any business activities or
               -------------------
operations substantially different from or unrelated to present business activities and operations.

          8.23 Change in Name, Structure or Locations.  Notify Bank in writing
               --------------------------------------
prior to (a) the opening of any new store locations, (b) any change in Borrower's name, (c) any change in Borrower's business or legal structure, or
(d) any change in Borrower's place of business or chief executive office if Borrower has more than one place of business.

9.  Events of Default
    -----------------

          The occurrence of any of the following Events of Default shall terminate any obligation on the part of Bank to extend credit under this Agreement and, at the option of Bank under all Paragraphs except Paragraphs 9.5 and 9.6, and automatically in the case of Paragraphs 9.5 and 9.6, shall make all obligations of Borrower to Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

          9.1  Failure to Pay.  Borrower fails to pay when due any instalment of
               --------------
principal due under this Agreement, or fails to pay within five (5) days after the date when due any instalment of interest or fees or any other sum due under this Agreement in accordance with the terms hereof.

          9.2  Breach of Representation or Warranty.  Any representation or
               ------------------------------------
warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made.

          9.3  Falsity of Information.  Any financial or other information
               ----------------------
delivered by Borrower to Bank proves to be false or misleading in any material respect.

          9.4  Security Interest.  Bank fails to have a valid and enforceable
               -----------------
perfected security interest in or lien on the Collateral or such security interest or lien fails to be prior to the rights and interest of others except those consented to in writing by Bank or otherwise permitted by this Agreement.

          9.5  Failure to Pay Debts; Voluntary Bankruptcy.  Borrower or
               ------------------------------------------
Guarantor fails to pay Borrower's or Guarantor's debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

          9.6  Involuntary Bankruptcy.  An involuntary petition is filed under
               ----------------------
any bankruptcy or similar statute against Borrower or Guarantor, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of Borrower or Guarantor. Such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within thirty (30) days from the date of said filing or appointment; provided, however, that Bank shall not be obligated to extend any additional credit to Borrower during such period.

          9.7  Judgments.  One or more judgments or arbitration awards are
               ---------
entered against Borrower or Guarantor, or Borrower or Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more on a claim or claims not covered by insurance, unless such judgment or award is discharged or stayed pending appeal within thirty (30) days after the date of entry.

          9.8  Suspension of Business.  Borrower voluntarily suspends its
               ----------------------
business for more than seven (7) days in any thirty (30) day period.

          9.9  Governmental Action.  Any governmental regulatory authority takes
               -------------------
or institutes action which, in the opinion of Bank, will cause a Material Adverse Effect.

          9.10 Default of Other Financial Obligations.  Any default occurs under
               --------------------------------------
any other agreement involving the borrowing of money or the extension of credit (including capital leases) in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more, to which Borrower or Guarantor may be a party as borrower, guarantor or instalment purchaser, if such default consists of the failure to pay any obligation when due (after the expiration of any grace period) or if such default gives to the holder of the obligation concerned the right to accelerate the obligation; provided, however, that Borrower shall not be considered in default on trade payables within the meaning of this paragraph until they are at least ninety (90) days past due.

          9.11 Default under Guaranty.  Any guaranty, subordination agreement or
               ----------------------
other agreement or instrument required hereunder is breached or becomes ineffective or any default occurs under any such agreement or instrument.

          9.12 Default of Other Bank Obligations.  Any default occurs under any
               ---------------------------------
other obligation of Borrower or Guarantor to Bank or to any subsidiary or affiliate of Bank, if such default consists of the failure to pay any obligation when due (after the expiration of any grace period) or if such default gives to the holder of the obligation concerned the right to accelerate the obligation.

          9.13 ERISA Plan Termination.  Any ERISA Plan termination or any full
               ----------------------
or partial withdrawal from an ERISA Plan occurs which could result in liability of Borrower to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of Bank, will have a material adverse effect on the financial condition of Borrower.

          9.14 Change in Control.  There is any Change in Control of Borrower.
               -----------------
"Change in Control" means any of the following: (a) the sale, lease, or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower; or (b) Guarantor ceases to own, beneficially and of record, 100% of the capital stock of Borrower; or (c) any Person or group of Persons (other than Freeman Spogli & Co. Incorporated and its affiliates) newly becomes the beneficial owner of 50% or more of the voting power of the capital stock of Guarantor; or (d) Continuing Directors of Borrower or Guarantor fail to maintain at least majority control of the Board of Directors of Borrower or Guarantor, respectively; or (e) the shareholders of Borrower or Guarantor approve any plan or proposal for the liquidation or dissolution of Borrower or Guarantor. "Continuing Director" means a director who either (i) was a member of the Board of Directors of a Person on the date of this Agreement or (ii) became a director of a Person subsequent to such date and who is either (A) an employee or representative of Borrower, Guarantor, or Freeman Spogli & Co. Incorporated, or (B) is an outside director (i.e. not covered by (A) above), who is replacing another outside director, and who was appointed or nominated for election by a majority of the Continuing Directors then in office.

          9.15 Breach of Certain Covenants.  Borrower breaches, or defaults
               ---------------------------
under, any term, condition, or provision contained in Paragraphs 8.2, 8.17, 8.20, 8.21 or 8.23 of this Agreement; provided, however, that if Borrower delivers to Bank a written plan for curing such default in form and substance satisfactory to Bank, such default shall not be considered an Event of Default hereunder for a period of fourteen (14) days after the date the default first occurred; provided, however, that in the case of defaults under subparagraphs
(e) through (h) of Paragraph 8.2, this cure period shall be five (5) days instead of fourteen (14) days. It is further provided that, notwithstanding any other provision of this Agreement, Bank shall be under no obligation to extend additional credit under this Agreement following the occurrence of any default hereunder unless and until such default has been cured.

          9.16 Other Breach under Agreement.  Borrower breaches, or defaults
               ----------------------------
under, any term, condition or provision contained in this Agreement not specifically referred to in this Article.

10. Miscellaneous
    -------------

          10.1  Successors and Assigns.  This Agreement shall bind and inure to
                ----------------------
the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of Bank.

          10.2  Consents and Waivers.  No consent or waiver under this Agreement
                --------------------
shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

          10.3  Governing Law.  This Agreement shall be governed by and
                -------------
construed under the laws of the State of California.

          10.4  Administration Costs.  Borrower agrees to pay to Bank, on
                --------------------
demand, all reasonable costs and expenses incurred by Bank in connection with the administration of this Agreement and any instrument or agreement required under this Agreement.

          10.5  Attorneys' Fees.  Borrower agrees to pay to Bank, on demand, all
                ---------------
reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement and preservation of any rights or remedies under this Agreement and any instrument or agreement required under this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

          10.6  Integration.  This Agreement and any instrument, agreement or
                -----------
document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

          10.7  Disposition of Schedules, Reports, Etc. Delivered by Borrower.
                -------------------------------------------------------------
Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Borrower and shall destroy or otherwise dispose of same at such time as Bank, in its discretion, deems appropriate.

          10.8  Returned Merchandise.  Until Bank exercises its rights to
                --------------------
collect the Receivables as provided under any security agreement required under this Agreement, Borrower may continue its present policies (or any other commercially reasonable policy) for returned merchandise and adjustments.
Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrower or upon such other disposition of the merchandise by the Receivable Debtor in accordance with Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

          10.9  Verification of Receivables.  Bank may at any time, either
                ---------------------------
orally or in writing, request confirmation from any Receivable Debtor of the current amount and status of the Receivable upon which such Receivable Debtor is obligated.

          10.10 Assignments.  Bank may at any time sell or assign to any
                -----------
affiliate of Bank (an "Assignee") all or part of the obligations of Borrower under this Agreement. Borrower agrees that each such disposition will give rise to a direct obligation of Borrower to the Assignee. Borrower authorizes Bank and each Assignee, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of Borrower which may be in the hands of Bank or such Assignee, respectively. Borrower authorizes Bank to disclose to any prospective Assignee and any Assignee any and all information in Bank's possession concerning Borrower, this Agreement and the Collateral.

          10.11 Indemnification.  Borrower agrees to indemnify Bank against, and
                ---------------
hold Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating Borrower's sales to or performance of services for Receivable Debtors and disclosures in connection therewith. The provisions of this Paragraph shall survive termination of this Agreement.

          10.12 Hazardous Waste Indemnification.  Borrower shall indemnify
                -------------------------------------
and hold harmless Bank, its parent company, subsidiaries and all of their directors, officers, employees agents, successors, attorneys and assigns from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance on, under or about Borrower's property or operations or property leased to Borrower, including but not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). For purposes of this Agreement, "Hazardous Substance" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity shall survive termination of this Agreement.

              10.13 Arbitration; Reference Proceeding.
              ---------------------------------------

               (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

               (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

               (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made,
                                          -- ---
     the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

               (d) No provision of this Paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

          10.14 Notices.  All notices required hereunder shall be personally
                -------
delivered or sent by first class mail, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing. Notices sent by first class mail shall be deemed received three Banking Days after deposit in the mail.

          10.15 Headings.  Article and paragraph headings are for reference only
                --------
and shall not affect the interpretation or meaning of any provisions of this Agreement.

          10.16 Severability.  The illegality or unenforceability of any
                ------------
provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          10.17 Counterparts.  This Agreement may be executed in as many
                ------------
counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.


BANK OF AMERICA NATIONAL                ORCHARD SUPPLY HARDWARE
TRUST AND SAVINGS ASSOCIATION           CORPORATION


By                                      By /s/ Maynard Jenkins
  ____________________________            _____________________________
   Jeff Perkins                            Maynard Jenkins
   Vice President                          President and Chief Executive
                                           Officer


By /s/ John Plecque                     By /s/ Stephen Hilberg
  ___________________________             _____________________________
   John Plecque                            Stephen Hilberg
   Vice President                          Vice President-Finance and
                                           Chief Financial Officer

Address where notices to                Address where notices to
Bank are to be sent:                    Borrower are to be sent:

101 Park Center Plaza                   6450 Via Del Oro
San Jose, CA 95113                      San Jose, CA 95119